April 4, 2011

Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716

Re:  Resale by Selling Stockholders of 222,655 Shares of Common Stock

Ladies and Gentlemen:

I am the General Counsel, Director of Compliance and Secretary of Raymond James Financial, Inc., a Florida corporation (the "Company"), and I and members of the Company's Legal Department under my supervision have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3ASR, File No. 333-159583 (the "Registration Statement"), relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of various securities of the Company. 222,655 shares (the "Shares") of the Company's common stock, par value $0.01 per share, may be resold from time to time by certain selling stockholders listed in the Prospectus Supplement dated April 4, 2011, with respect to the Shares (the "Prospectus Supplement").

As such counsel, we are familiar with the corporate proceedings of the Company to date with respect to the proposed resale of the Shares, and have examined such corporate records of the Company and such other documents and certificates of public officials and of the Company and such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.  We also have examined the Registration Statement, including the Prospectus Supplement.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly and validly authorized for issuance and sale, have been duly and validly issued and are outstanding.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each party (other than the Company) to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the use of my name under the heading "Legal Matters" in the Prospectus Supplement filed by the Company with the Commission.  I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Company's Current Report on Form 8-K.  In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

Paul L. Matecki
Senior Vice President
General Counsel and Secretary

Raymond James Financial Center    Legal Department
880 Carillon Parkway       St. Petersburg, Florida 33716
Writer’s Direct Dial: 727.567.5180 Fax: 866.208.0522 E-mail: Paul.Matecki@RaymondJames.com